Exhibit 99
                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

      This Code of Ethics for senior financial officers is promulgated by the Board of Directors under section 406 of the Sarbanes Oxley Act of 2002 and the rules of the Securities and Exchange Commission promulgated thereunder. It contains standards for senior financial officers reasonably necessary to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the issuer and in other public communications; and compliance with applicable governmental laws, rules and regulations. For the purposes of this Code of Ethics, "senior financial officer" includes the chief executive officer, chief financial officer and principal accounting officer or controller, and persons performing similar functions.

      As a senior financial officer, you must:

      1. Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships. You should recognize that even the appearance of a conflict of interest can damage the company. A conflict of interest may exist because of a relationship of yours or of a family member that is inconsistent with the company's best interests or could cause a conflict with your ability to perform your job responsibilities.

      2. Produce, or cause to be produced, full, fair, accurate, timely, and understandable disclosure in reports and documents that the company files with or submits to the Securities and Exchange Commission and in other public communications.

      3. Comply with applicable governmental laws, rules and regulations.

      4. Promptly report any violation of this Code of Ethics to the Chairman of the Audit Committee.

      You will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including immediate termination of your employment.

      Any request by you for a waiver of any provision of this Code of Ethics must be in writing and addressed to the Chairman of the Audit Committee for presentation to the Board. The Board will have the sole and absolute discretionary authority, acting upon such recommendation as may be made by the Audit Committee, to approve any waiver from the Code of Ethics. Any waiver from this Code of Ethics will be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission.

      Please acknowledge receipt of this policy by signing below.


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      Employee                                           Date